Filed Pursuant to Rule 424(b)(3)

 Registration No. 333-268315

PROSPECTUS

Knightscope, Inc.

13,690,099 Shares of Class A Common Stock

This prospectus relates to the offer and resale of up to 13,690,099 shares of our Class A common stock, par value $0.001 per share, by the selling stockholder named herein (the “Selling Stockholder”). The shares included in this prospectus consist of: (i) 12,551,653 shares of Class A common stock issuable upon conversion of senior secured convertible notes in an aggregate principal amount of $6.075 million (the “Notes”), and (ii) 1,138,446 shares of Class A common stock issuable upon the exercise of warrants (the “Warrants”) that were issued in connection with the Notes, in each case, pursuant to a Securities Purchase Agreement (the “Purchase Agreement”), dated October 10, 2022, between the Company and the Selling Stockholder, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. See “The Notes Offering” for a description of the Purchase Agreement and “Selling Stockholder” for additional information regarding the Selling Stockholder.

We are not selling any shares of Class A common stock being offered by this prospectus and will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of Class A common stock, although we will receive the exercise price of any Warrants not exercised by the Selling Stockholder on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Class A common stock.

The Selling Stockholder may sell or otherwise dispose of the shares of Class A common stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution” for more information about how the Selling Stockholder may sell or otherwise dispose of the shares of Class A common stock being offered in this prospectus.

Our Class B common stock is not publicly traded. Holders of Class A common stock and holders of Class B common stock have substantially identical rights, except that holders of Class A common stock are entitled to one vote per share and holders of shares of Class B common stock are entitled to 10 votes per share. Holders of Class A common stock and holders of Class B common stock vote together as a single class on all matters submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation. Each share of Class B common stock may be converted into a share of Class A common stock at any time at the election of the holder. See “Description of Capital Stock.”

Our Class A common stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “KSCP.” On December 9, 2022, the last reported sale price of our Class A common stock on Nasdaq was $1.90 per share.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Class A common stock involves a high degree of risk. Before buying any shares of Class A common stock, you should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2022.

We have not, and the Selling Stockholder has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Class A common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our shares of Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: we have not, and the Selling Stockholder has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our shares of Class A common stock and the distribution of this prospectus outside of the United States.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholder may, from time to time, sell the securities described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the securities described in this prospectus, although we will receive the exercise price of any Warrants not exercised by the Selling Stockholder on a cashless exercise basis.

You should rely only on the information contained in or incorporated by reference into this prospectus and any free writing prospectus that we have authorized in connection with the transaction contemplated herein. Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where such offer or sale are not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Stockholder and its permitted transferees may use the shelf registration statement, of which this prospectus forms a part, to sell securities from time to time through any means described in the section titled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholder and its permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus titled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement, of which this prospectus forms a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus, and the documents incorporated by reference herein, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, in the documents incorporated by reference herein. Some of the statements in this prospectus and in the documents incorporated by reference herein, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Knightscope” refer to Knightscope, Inc., a Delaware corporation.

Overview

We are a developer of advanced physical security technologies focused on enhancing U.S. security operations. We design, develop, manufacture, market, and support Autonomous Security Robots (“ASRs”) with real-time on-site data collection and analysis and a proprietary interface for both indoor and outdoor usage. In addition, we developed and operate the Knightscope Security Operations Center (“KSOC”) software platform, which allows real-time data access, a service accessible to all our clients.

Our core technologies, which are designed to be a force multiplier, offer improved situational awareness to security professionals and are suitable for most environments that require security patrol coverage. We sell our solutions under an annual subscription, Machine-as-a-Service business model, which includes the ASR rental as well as maintenance, service, support, data transfer, KSOC access, docking stations, and unlimited software, firmware and select hardware upgrades. Our current strategy is to focus on servicing the United States for the foreseeable future before considering global expansion.

Recent Developments

CASE Acquisition

On October 10, 2022, we entered into an Asset Purchase Agreement (the “APA”) with CASE Emergency Systems, a California corporation (the “Seller”), pursuant to which we agreed to purchase and assume from the Seller substantially all the assets and certain specified liabilities of the Seller’s emergency call box and communications business, subject to the terms and conditions set forth in the APA (the “Acquisition”). On October 14, 2022, we completed the Acquisition pursuant to the APA (the “Closing”).

Pursuant to the APA, the purchase price paid at the Closing consisted of (i) $6.16 million in cash, subject to a working capital and indebtedness adjustment, less the Indemnification Holdback Amount (as defined below), and (ii) $560,000 in the form of an unsecured, non-negotiable promissory note that (a) bears simple interest at the applicable federal rate per annum, (b) will mature on the 6-month anniversary of the Closing, with principal and accrued interest to be paid on the maturity date, and (c) is subordinated to all of our senior indebtedness to the extent required by the holders thereof.

In addition, $672,000 (the “Indemnification Holdback Amount”) was held back from the purchase price paid at the Closing and retained by us as security (but not the sole source of recovery) for the performance of the indemnification and other covenants, obligations and agreements of the Seller arising under the APA, any other transaction agreement or otherwise. Any portion of the Indemnification Holdback Amount not used to satisfy indemnification claims will be released to the Seller on the 12-month anniversary of the Closing.

The APA contains customary representations and warranties, covenants, closing conditions and indemnification provisions for a transaction of this nature, including, without limitation, a financing condition, confidentiality, non-compete and non-solicitation undertakings by one or more key employees of the Seller.

We funded a portion of the cash consideration payable at Closing with the net proceeds of the Notes Offering, and the remainder from cash on hand.

The foregoing description of the terms of the APA is qualified in its entirety by reference to such APA, which is included as an exhibit to our Current Report on Form 8-K filed with the SEC on October 11, 2022, which is incorporated by reference herein. The APA has been incorporated by reference herein to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about us or the Seller. The representations, warranties and covenants contained in the APA were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such APA, and may be subject to important limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the APA. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. As to factual matters concerning us and the Seller, you should not rely upon the representations and warranties in the APA.

Summary of Risks

Our business and this offering are subject to a number of risks of which you should be aware before making a decision to invest in our Class A common stock. These risks include, among others, the following:

•	See Part I-Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”), which is incorporated by reference herein, for risks related to our business and operations.

•	It is not possible to predict the actual number of shares we will issue under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from exercises of Warrants for cash, if any.

•	The issuance of our Class A common stock to the Selling Stockholder upon conversion of Notes or exercise of Warrants will cause dilution to our existing stockholders, and the sale of the shares of Class A common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Class A common stock to fall.

•	Investors who buy shares at different times will likely pay different prices and may experience different levels of dilution.

•	Our management team will have broad discretion over the use of the net proceeds from shares of Class A common stock issued to the Selling Stockholder following its exercise of Warrants for cash, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2022, as amended;

•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and pay ratio; and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues are $1.235 billion or more, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting Class A common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

Corporate Information

We were incorporated in Delaware in April 2013. Our principal executive offices are located at 1070 Terra Bella Avenue, Mountain View, California 94043, and our telephone number is (650) 924-1025. We maintain an internet website at www.knightscope.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part, or the documents incorporated by reference herein) is not part of the registration statement, of which this prospectus forms a part, and is not incorporated by reference as part of the registration statement, of which this prospectus forms a part.

THE OFFERING

Shares of Class A common stock offered by the Selling Stockholder	Up to 13,690,099 shares of Class A common stock, consisting of:

•	12,551,653 shares of Class A common stock issuable upon conversion of the Notes; and

•	1,138,446 shares of Class A common stock issuable upon exercise of the Warrants.

Shares of Class A common stock outstanding	27,152,912 shares of Class A common stock.

Shares of Class B common stock outstanding	10,319,884 shares of Class B common stock.

Shares of Class A common stock outstanding after giving effect to the issuance of the shares registered hereunder	40,843,011 shares of Class A common stock.

Shares of Class B common stock outstanding after giving effect to the issuance of the shares registered hereunder	10,319,884 shares of Class B common stock.

Use of proceeds	We will not receive any proceeds from the resale of shares of Class A common stock included in this prospectus by the Selling Stockholder, although we will receive the exercise price of any Warrants not exercised by the Selling Stockholder on a cashless exercise basis.

We expect to use the net proceeds that we receive from any Warrants exercised by the Selling Stockholder on a cashless exercise basis, if any, for general corporate purposes, including working capital, acquisitions and capital expenditures. See “Use of Proceeds.”

Risk factors	Investing in our Class A common stock involves a high degree of risk. See the section entitled “Risk Factors” of this prospectus and the section entitled “Risk Factors” in the documents incorporated by reference herein for a discussion of factors you should carefully consider before investing in our Class A common stock.

Nasdaq Global Market symbol	“KSCP”

Unless otherwise noted, the number of shares of Class A common stock to be outstanding immediately after this offering as set forth above is based on 27,152,912 shares of Class A common stock outstanding as of September 30, 2022, and excludes:

•	9,624,595 shares of Class A common stock and Class B common stock issuable upon the exercise of outstanding options issued under our equity incentive plans at a weighted average exercise price of $3.17 per share;

•	up to 4,016,391 additional shares of Class A common stock that are reserved for issuance under our 2022 Equity Incentive Plan (the “2022 Plan”);

•	5,874,600 warrants to purchase Series m-3 Preferred Stock (as defined below) and Series S Preferred Stock (as defined below), which are convertible into 6,349,424 shares of Class A common stock, collectively;

•	1,914,265 shares of Class A common stock issuable upon conversion of shares of our Series m Preferred Stock (as defined below);

•	3,028,027 shares of Class A common stock issuable upon conversion of shares of our Series S Preferred Stock;

•	162,992 shares of Class B common stock issuable upon conversion of shares of our Series m-2 Preferred Stock (as defined below);

•	10,319,884 shares of Class B common stock convertible into 10,319,884 shares of Class A common stock at the option of the holder thereof at any time;

•	3,109,160 shares of Class B common stock issuable upon conversion of shares of our Series A Preferred Stock (as defined below); and

•	3,535,621 shares of Class B common stock issuable upon conversion of shares of our Series B Preferred Stock (as defined below).

Also (i) excludes shares that are issuable upon the conversion of shares of Class B common stock that are outstanding or may be issued upon conversion or exercise of preferred stock or options discussed above and (ii) does not give effect to any anti-dilution adjustments contained in our outstanding securities. Unless otherwise indicated, the information herein assumes no exercise of the Warrants.

RISK FACTORS

An investment in our Class A common stock involves a high degree of risk. Prior to making a decision about investing in our Class A common stock, you should carefully consider the following risks and uncertainties, as well as those discussed under the caption “Risk Factors” in the documents incorporated by reference herein. If any of the risks described in this prospectus or the documents incorporated by reference herein, actually occur, our business, prospects, financial condition or operating results could be harmed. In that case, the trading price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations and our liquidity. You should also refer to the other information contained in this prospectus, or incorporated by reference herein, including our financial statements and the related notes thereto and the information set forth under the heading “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business

See Part I-Item 1A. Risk Factors of our 2021 Annual Report, which is incorporated by reference herein, for risks related to our business and operations.

Risks Related to the Offering

It is not possible to predict the actual number of shares we will issue under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from exercises of Warrants for cash, if any.

On October 10, 2022, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which, among other things, we issued Warrants to the Selling Stockholder to purchase up to 1,138,446 shares of Class A common stock with an initial exercise price of $3.25 per share of Class A common stock, exercisable immediately and expiring five years, subject to certain limitations and conditions set forth in the Warrants. The shares of our Class A common stock that may be issued under the Warrants may be issued to the Selling Stockholder at its discretion from time to time, subject to certain limitations and conditions set forth in the Warrants.

The Selling Stockholder generally has the right to control the timing and amount of exercises of Warrants for cash, if any. Sales of our Class A common stock, if any, by the Selling Stockholder will depend upon, among other things, market conditions and other factors to be determined by the Selling Stockholder. The Selling Stockholder may ultimately decide to sell all, some or none of the shares of our Class A common stock that may be available for potential resale. Depending on market liquidity at the time, resales of those shares by the Selling Stockholder may cause the public trading price of our Class A common stock to decrease.

Because the Selling Stockholder has the right, under certain circumstances, to exercise the Warrants on a cashless basis (and the exercise price thereunder is subject to adjustment, as discussed in more detail below), it is not possible for us to predict, as of the date of this prospectus and prior to any such exercises, the number of shares of Class A common stock that we will issue to the Selling Stockholder under the Purchase Agreement, the exercise price per share that the Selling Stockholder will pay for shares upon exercise of the Warrants, or the aggregate gross proceeds that we will receive from those exercises by the Selling Stockholder under the Purchase Agreement, if any.

In addition, we are not required or permitted to issue any shares of Class A common stock under the Purchase Agreement if such issuance would breach our obligations under the rules or regulations of Nasdaq. In addition, the Selling Stockholder will not be required to acquire any shares of our Class A common stock if such acquisition would result in the Selling Stockholder’s beneficial ownership exceeding 4.99% of the then issued and outstanding Class A common stock.

The issuances of our Class A common stock to the Selling Stockholder upon conversion of Notes or exercise of Warrants will cause dilution to our existing stockholders, and the sale of the shares of Class A common stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Class A common stock to fall.

The number of shares that we may issue to the Selling Stockholder under the Purchase Agreement will fluctuate based on, among other things, the price of our Class A common stock. Depending on market liquidity at the time, issuances and any subsequent sales of such shares may cause the trading price of our Class A common stock to fall.

If and when the Selling Stockholder converts its Notes and/or exercises its Warrants, after the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, issuances to the Selling Stockholder upon conversion of Notes or exercise of Warrants could result in substantial dilution to the interests of other holders of our Class A common stock. Additionally, the issuance of a substantial number of shares of our Class A common stock to the Selling Stockholder, or the anticipation of such issuances, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices and may experience different levels of dilution.

If and when the Selling Stockholder elects to sell shares of our Class A common stock upon conversion of the Notes and/or exercise of the Warrants, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Our management team will have broad discretion over the use of the net proceeds from shares of Class A common stock issued to the Selling Stockholder following its exercise of Warrants for cash, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management team will have broad discretion as to the use of the net proceeds from shares of Class A common stock issued to the Selling Stockholder following its exercise of Warrants for cash, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein each contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements contained in this prospectus and the documents incorporated by reference herein other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements contained in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements about:

•	the success of our products and product candidates will require significant capital resources and years of development efforts;

•	our limited number of deployments and the risk of limited market acceptance of our products;

•	our ability to protect our intellectual property and to develop, maintain and enhance a strong brand;

•	our limited operating history by which performance can be gauged;

•	our ability to operate and collect digital information on behalf of our clients, which is dependent on the privacy laws of jurisdictions in which our ASRs operate, as well as the corporate policies of our clients, which may limit our ability to fully deploy our technologies in various markets;

•	our ability to raise capital, our rolling closes of equity infusions for our financings, and the availability of future financing;

•	unpredictable events, such as the COVID-19 pandemic, and associated business disruptions could seriously harm our future revenues and financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital;

•	our ability to manage our research, development, expansion, growth and operating expenses; and

•	our ability to effectively use the net proceeds from exercises of the Warrants for cash, if any.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other factors that could cause actual results to differ materially from those stated, including those described in “Risk Factors” in our 2021 Annual Report, which is incorporated by reference herein, as such factors may be updated in our filings with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus and the documents incorporated by reference herein may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. In particular, disruptions and delays with certain vendors in our supply chain, as a result of the COVID-19 pandemic, may adversely impact component manufacturers’ ability to meet our client demand timely. Additionally, the prioritization of shipments of certain products, as a result of the pandemic, could cause delays in our ability to deploy our ASRs. Such disruptions could result in a delay in our ability to recognize revenue on sales. The physical security industry in general and our financial position and operating results, in particular, have been material, are changing rapidly, and cannot be predicted.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date made, and we undertake no obligation to update any of these forward-looking statements for any reason after such date or to conform these statements to actual results or revised expectations, except as required by applicable law.

THE NOTES OFFERING

On October 10, 2022, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which we issued and sold to the Selling Stockholder in a private placement (i) the Notes, at an initial conversion price of $5.00 per share of Class A common stock, subject to adjustment upon the occurrence of specified events described in the Notes, and (ii) the Warrants to purchase up to 1,138,446 shares of Class A common stock with an initial exercise price of $3.25 per share of Class A common stock, exercisable immediately and expiring five years from the date of issuance (the Warrants together with the Notes, the “Notes Offering”), for $5.0 million of gross proceeds. We intend to use the net proceeds from the Notes Offering for general corporate purposes, including working capital, acquisitions and capital expenditures, such as the Acquisition discussed in more detail in “Prospectus Summary—Recent Developments—Acquisition.” Digital Offering, LLC, acted as the placement agent for the Notes Offering and received a commission of 4.50% of the aggregate principal amount of the Notes.

The Notes are our senior secured obligations and were issued with an original issue discount of approximately 17.65%. The Notes bear no interest until an event of default has occurred, upon which interest will accrue at 12.5% per annum. The Notes mature on September 15, 2024 unless earlier converted (upon the satisfaction of certain conditions) (the “Maturity Date ”). The Notes are secured by a first priority security interest in substantially all of our assets.

Principal payments under the Notes are payable in equal monthly installments beginning on April 5, 2023 and ending on the Maturity Date. Amortization payments are payable, at our election, in cash or, subject to certain limitations, in shares of Class A common stock valued at the lower of (i) the Conversion Price (as defined in the Notes) then in effect, and (ii) the greater of (x) $0.496, subject to adjustment as described in the Notes, (y) 92% of the VWAP (as defined in the Notes) of the Class A common stock as of the trading day immediately preceding the applicable installment payment date and (z) 92% of the quotient of (A) the sum of the VWAP of the Class A common stock for each of the three trading days with the lowest VWAP of the Class A common stock during the 20 consecutive trading day period ending and including the trading day immediately prior to the applicable installment payment date, divided by (B) 3, subject to adjustment as described in the Notes.

We may, subject to certain conditions, redeem all, or any portion not less than $1.0 million (or such lesser amount then outstanding thereunder), of the Conversion Amount (as defined in the Notes) then remaining under the Notes (the “Company Optional Redemption Amount”) on the applicable redemption date (a “Company Optional Redemption”) in cash at a price equal to 100% (or 115% if an event of default exists) of the greater of (i) the Conversion Amount being redeemed, and (ii) the sum of (A) the product of (1) the Conversion Rate with respect to the Conversion Amount being redeemed multiplied by (2) the highest closing sale price of the Class A common stock during the period commencing the trading day that is immediately prior to the date on which we deliver a notice of redemption and ending upon our payment of the applicable redemption amount in full. The Notes can also be redeemed by either us or the Selling Stockholder, as applicable, under various other circumstances, such as a change of control, events of default, subsequent financings, or at the option of the Selling Stockholder under certain circumstances, with any such redemption subject to certain terms and conditions as set forth in the Notes.

Furthermore, the Notes provide that the holders thereof are entitled to, among other things, effectuate an Alternate Conversion (as defined in the Notes), defer or accelerate certain installment payments, participate in certain future offerings of our securities, in each case, subject to various limitations and conditions and at the prices set forth in the Notes, as applicable. The Notes contain certain conversion limitations, providing that no conversion may be made if, after giving effect to the conversion, the holder, together with any of its affiliates, would own in excess of 4.99% of our outstanding shares of Class A common stock.

The Notes contain certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions and the transfer of assets, among other matters. The Notes also contain certain customary events of default, including, among other things, the failure to file and maintain an effective registration statement covering the Registrable Securities (as defined below), subject to certain exceptions.

The Warrants contain certain conversion limitations, providing that a holder thereof may not exercise such Warrant to the extent (but only to the extent) that, if after giving effect to such conversion, the holder or any of its affiliates would beneficially own in excess of 4.99% of the outstanding shares of our Class A common stock immediately after giving effect to such conversion or exercise.

We agreed to seek stockholder approval for the issuance of all of the Securities (as defined in the Purchase Agreement), and, under certain circumstances, to allow for additional shares of Class A common stock to be issued under a Permitted Equity Line (as defined in the Purchase Agreement), in each case in accordance with the rules and regulations of the Principal Market (as defined in the Purchase Agreement).

In connection with the entry into the Purchase Agreement, we agreed that until 90 calendar days after the effective date of the registration statement of which this prospectus forms a part, we will be subject to a customary lock-up period, subject to certain exceptions, including, among other things, issuances of shares of Class A common stock in connection with the Permitted Equity Line or a Permitted ATM, or the issuance of equity awards under our equity incentive plans.

In addition, we and the Selling Stockholder entered into a Registration Rights Agreement (the “Registration Rights Agreement”), pursuant to which we agreed to file the registration statement of which this prospectus forms a part with the SEC covering the resale of all the shares of Class A common stock underlying the Notes and the Warrants (the “Registerable Securities”), on or before the 30th calendar day following the Closing Date (as defined in the Purchase Agreement) and to cause such registration statement to be declared effective by the SEC on or before the 90th calendar day (or, in the event of a “full review” by the SEC, the 120th calendar day) following the Closing Date. The registration rights granted under the Registration Rights Agreement are subject to certain conditions and limitations and are subject to customary indemnification and contribution provisions.

In the Purchase Agreement, the Selling Stockholder represented to us, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act. The securities referred to above have been and will be issued and sold by us to the Selling Stockholder in reliance upon the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder.

The foregoing is only a summary of the material terms of the Notes, the Warrants, the Purchase Agreement, the Registration Rights Agreement, and the other transaction documents, and does not purport to be a complete description of the rights and obligations of the parties thereunder. The summary of the Notes, the Warrants, the Purchase Agreement, and the Registration Rights Agreement is qualified in its entirety by reference to such agreements, which are filed as Exhibits 4.1, 4.2, 10.1 and 10.2 to our Current Report on Form 8-K filed with the SEC on October 11, 2022, which is incorporated by reference herein.

USE OF PROCEEDS

This prospectus relates to shares of our Class A common stock that may be offered and resold from time to time by the Selling Stockholder. All of the Class A common stock offered by the Selling Stockholder pursuant to this prospectus will be resold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales, although we will receive the exercise price of any Warrants not exercised by the Selling Stockholder on a cashless exercise basis. See “Plan of Distribution.”

We intend to use any funds we receive from exercises of Warrants for cash for general corporate purposes, including working capital, acquisitions and capital expenditures. As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from such offering. Accordingly, we will retain broad discretion over the use of such proceeds.

The Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of the Class A common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the Class A common stock covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings for use in operating and expanding our business, and we do not anticipate paying any cash dividends in the reasonably foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, such as the terms of the agreements governing our indebtedness, general business conditions, and other factors that our board of directors may deem relevant.

DESCRIPTION OF CAPITAL STOCK

The following description of capital stock summarizes certain provisions of our Amended and Restated Certificate of Incorporation (the “certificate of incorporation”) and our Bylaws (the “bylaws”). The description is intended as a summary, and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement, of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of 187,405,324 shares, consisting of: (i) 114,000,000 shares of Class A Common Stock, $0.001 par value per share; (ii) 30,000,000 shares of Class B Common Stock, $0.001 par value per share; and (iii) 43,405,324 shares of Preferred Stock, $0.001 par value per share, consisting of (A) 8,936,015 shares designated as Series A Preferred Stock, (B) 4,707,501 shares designated as Series B Preferred Stock, (C) 6,666,666 shares designated as Series m Preferred Stock, (D) 333,334 shares designated as Series m-1 Preferred Stock, (E) 1,660,756 shares designated as Series m-2 Preferred Stock, (F) 3,490,658 shares designated as Series m-3 Preferred Stock, (G) 4,502,061 shares designated as Series m-4 Preferred Stock, and (H) 13,108,333 shares designated as Series S Preferred Stock.

As of September 30, 2022, there were outstanding: (i) 27,152,912 shares of Class A Common Stock; (ii) 10,319,884 shares of Class B Common Stock; and (iii) 11,426,068 shares of Preferred Stock, consisting of (A) 3,109,160 shares of Series A Preferred Stock, (B) 3,535,621 shares of Series B Preferred Stock, (C) 1,879,946 shares of Series m Preferred Stock, (D) no shares of Series m-1 Preferred Stock, (E) 160,000 shares of Series m-2 Preferred Stock, (F) no shares of Series m-3 Preferred Stock, (G) no shares of Series m-4 Preferred Stock, and (H) 2,741,341 shares of Series S Preferred Stock.

Common Stock

We have two authorized classes of common stock, Class A Common Stock and Class B Common Stock. Outstanding shares of Preferred Stock are convertible into shares of either Class A Common Stock or Class B Common Stock, with (A) the Series A Preferred Stock, the Series B Preferred Stock and the Series m-2 Preferred Stock (collectively, the “Super Voting Preferred Stock”) convertible into shares of Class B Common Stock, and (B) the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-3 Preferred Stock, the Series m-4 Preferred Stock and the Series S Preferred Stock (collectively, the “Ordinary Preferred Stock”) convertible into shares of Class A Common Stock. The Class B Common Stock is convertible into shares of Class A Common Stock as described below.

Voting Rights

Each holder of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held by such holder as of the applicable record date. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder as of the applicable record date. Except as otherwise expressly provided in the certificate of incorporation or by applicable law, the holders of Class A Common Stock and the holders of Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the written consent of the stockholders of the Company.

Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of votes to which each share of Common Stock is entitled for each such share of Common Stock into which such Preferred Stock could then be converted. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

Except as otherwise expressly provided in the certificate of incorporation or as required by law, the holders of Preferred Stock, the holders of Class A Common Stock and the holders of Class B Common Stock shall vote together and not as separate classes, and there shall be no series voting.

Dividend Rights

Holders of the Company’s common stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds and only following payment to holders of the Company’s Preferred Stock, as detailed in the certificate of incorporation. Following payment of dividends to the holders of Preferred Stock in accordance with the preferential order set out in the certificate of incorporation, including the Series S Preferred Stock, any additional dividends set aside or paid in a given year, shall be set aside and paid among the holders of the Preferred Stock and common stock on an as-converted basis. The rights to dividends are not cumulative.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company and only after the satisfaction of any liquidation preferences granted to the holders of all shares of the outstanding Preferred Stock in accordance with the liquidation stack provided for in the certificate of incorporation of the Company.

Rights and Preferences

Holders of the Company’s common stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Company’s common stock, except that holders of the Class B Common Stock may convert their shares into shares of Class A Common Stock.

Conversion Rights

Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock upon any transfer of such shares other than for tax planning purposes and certain other limited exceptions, as outlined in the certificate of incorporation.

Each share of Class B Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Company’s transfer agent.

Ordinary Preferred Stock

The Company has authorized the issuance of the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-3 Preferred Stock, the Series m-4 Preferred Stock and the Series S Preferred Stock (the “Ordinary Preferred Stock”), which contain substantially similar rights, preferences, and privileges, as other series of Preferred Stock, except as described below.

Conversion Rights

Shares of Ordinary Preferred Stock are convertible, at the option of the holder, at any time, into fully-paid nonassessable shares of the Company’s Class A Common Stock at the then-applicable conversion rate. The conversion rate is subject to anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock issuable upon conversion of the shares of the respective series of Preferred Stock, except Series m-3 Preferred Stock and Series m-4 Preferred Stock, in case shares of common stock, on an as converted basis, are issued for a price per share below the price per share of the relevant series of Preferred Stock, subject to customary exceptions, in accordance with the certificate of incorporation.

The initial conversion rate for the conversion of the Series m Preferred Stock and Series S Preferred Stock was 1:1, which conversion rate will continue to be adjusted pursuant to the broad-based weighted average anti-dilution adjustment provisions provided for in the certificate of incorporation.

Additionally, each share of Preferred Stock will automatically convert into Class A Common Stock or Class B Common Stock, as applicable, (i) immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act, (ii) with respect to Preferred Stock other than the Series m-4 Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Preferred Stock other than the Series m-4 Preferred Stock then outstanding, or (iii) with respect to the Series m-4 Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Series m-4 Preferred Stock then outstanding. The stock will convert in the same manner as a voluntary conversion.

Voting Rights

Each holder of Ordinary Preferred Stock is entitled to that number of votes equal to one vote per share of Class A Common Stock into which such shares are convertible, as adjusted as discussed above for the Series m Preferred Stock and Series S Preferred Stock. Fractional votes are not permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Ordinary Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of common stock.

In connection with the Convertible Note Financing, William Santana Li, the Chief Executive Officer, was granted a voting proxy to vote substantially all of the shares of the Company’s Series m-4 Preferred Stock, and the stock issued upon the conversion of warrants to purchase shares of the Company’s Series m-3 Preferred Stock and upon the conversion of warrants to purchase shares of the Company’s Series S Preferred Stock, and the stock issuable upon conversion of the convertible promissory notes issued as part of the Convertible Note Financing, in each case to the extent that such shares are held by participants in the Convertible Note Financing (the “Voting Proxy”).

Dividend Rights

Holders of Series m-4 Preferred Stock are entitled to receive cumulative dividends payable semi-annually in arrears with respect to each dividend period ending on and including the last calendar day of each six-month period ending March 31 and September 30, respectively (each such period, a “Dividend Period” and each such date, a “Dividend Payment Date”), at the rate per share of Series m-4 Preferred Stock equal to the Dividend Rate for the Series m-4 Preferred Stock, in each case subject to compliance with applicable law. Dividends to holders of Series m-4 Preferred Stock are paid in kind as a dividend of additional shares of Series m-4 Preferred Stock (“PIK Dividends”) for each Dividend Period on the applicable Dividend Payment Date using a price per share equal to the original issue price, provided that the Company shall not issue any fractional shares of Series m-4 Preferred Stock.

Except as described above, the Company has no obligation to pay any dividends to the holders of Series m-4 Preferred Stock, except when, as and if declared by the board of directors out of any assets at the time legally available therefor or as otherwise specifically provided in the certificate of incorporation. No distribution will be made with respect to the Series S Preferred Stock, the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-2 Preferred Stock, Series A Preferred Stock, Series m-3 Preferred Stock or the Common Stock until all declared or accrued but unpaid dividends on the Series m-4 Preferred Stock have been paid or set aside for payment to the Series m-4 Preferred Stockholders.

Right to Receive Liquidation Distributions

In the event of any Liquidation Event, as defined in the certificate of incorporation (which includes the liquidation, dissolution, merger, acquisition or winding up of the Company), the holders of the Series m-4 Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series S Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock, Series m-2 Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series m-4 Preferred Stock held by them equal to the greater of (A): the sum of (i) the Liquidation Preference specified for such share of Series m-4 Preferred Stock, and (ii) all accrued but unpaid PIK Dividends (if any) on such share of Series m-4 Preferred Stock, whether or not declared, or (B) the consideration that such Holder would receive in the Liquidation Event if all shares of Series m-4 Preferred Stock were converted to Class A Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series m-4 Preferred Stock, where for purposes of (B) such Holder is deemed to hold, in addition to each of its shares of Series m-4 Preferred Stock, any additional shares of Series m-4 Preferred Stock that constitute all accrued but unpaid PIK Dividends, whether or not declared. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series m-4 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in the certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series m-4 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive. The Series m-4 Preferred Stock has a $7 per share liquidation preference, which is 2x its original issue price.

The holders of the Series S Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock, Series m-2 Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series S Preferred Stock held by them equal to the greater of (A): the sum of (i) the Liquidation Preference specified for such share of Series S Preferred Stock, and (ii) all declared but unpaid dividends (if any) on such share of Series S Preferred Stock, or (B) the amount such Holder would receive if all shares of Series S Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series S Preferred Stock. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series S Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in the certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series S Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock held by them equal to the greater of (A): the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock or Series m-2 Preferred Stock, as applicable, and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock or Series m-2 Preferred Stock, as applicable, or (B) the amount such Holder would receive if all shares of the applicable series of Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock and Series m-2 Preferred Stock, voting together as a single class. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in the certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The holders of Series m-3 Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Series m-3 Preferred Stock held by them equal to the greater of (A): the sum of (i) the Liquidation Preference specified for such share of Series m-3 Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series m-3 Preferred Stock, or (B) the amount such Holder would receive if all shares of Series m-3 Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series m-3 Preferred Stock. If upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series m-3 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in the certificate of incorporation, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series m-3 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

After payment of all liquidation preferences to the holders of the Preferred Stock, as outlined below, all remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of the common stock, without any participation in such liquidation by the Preferred Stock. The certificate of incorporation explicitly requires that before any shares of Preferred Stock are converted into common stock, the relevant holder’s right to liquidation preference be surrendered, in order to prevent treatment of shares as both Preferred Stock and common stock for the purpose of distributions of assets upon a Liquidation Event.

Super Voting Preferred Stock

The Company has authorized the issuance of three other series of Preferred Stock. The series are designated Series A Preferred Stock, Series B Preferred Stock and Series m-2 Preferred Stock (the “Super Voting Preferred Stock”). Each series of Super Voting Preferred Stock contains substantially similar rights, preferences, and privileges, except as described below.

Dividend Rights

In any calendar year, the holders of outstanding shares of Preferred Stock are entitled to receive dividends, when, as and if declared by the board of directors, out of any assets at the time legally available therefor, at the dividend rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any distribution on Common Stock of the Company in such calendar year. Except dividends to Series m-4 Preferred Stock specified above, the right to receive dividends on shares of Preferred Stock is not cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.

No distributions shall be made with respect to the Series S Preferred Stock, the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-2 Preferred Stock, Series A Preferred Stock or Series m-3 Preferred Stock unless dividends on the Series m-4 Preferred Stock have been declared in accordance with the preferences stated in the certificate of incorporation and all declared or accrued dividends on the Series m-4 Preferred Stock have been paid or set aside for payment to the Series m-4 Preferred Stock holders.

No distributions shall be made with respect to the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-2 Preferred Stock, Series A Preferred Stock or Series m-3 Preferred Stock unless dividends on the Series S Preferred Stock have been declared in accordance with the preferences stated in the certificate of incorporation and all declared dividends on the Series S Preferred Stock have been paid or set aside for payment to the Series S Preferred Stock holders.

No distributions shall be made with respect to the Series A Preferred Stock or Series m-3 Preferred Stock unless dividends on the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock have been declared in accordance with the preferences stated in the certificate of incorporation and all declared dividends on the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock have been paid or set aside for payment to the Series B Preferred Stock holders, the Series m Preferred Stock holders, the Series m-1 Preferred Stock holders and the Series m-2 Preferred Stock holders, as applicable.

No Distributions shall be made with respect to the Series m-3 Preferred Stock unless dividends on the Series A Preferred Stock have been declared in accordance with the preferences stated in the certificate of incorporation and all declared dividends on the Series A Preferred Stock have been paid or set aside for payment to the Series A Preferred Stockholders.

No Distributions shall be made with respect to the Common Stock unless dividends on the Series m-3 Preferred Stock have been declared in accordance with the preferences stated in the certificate of incorporation and all declared dividends on the Series m-3 Preferred Stock have been paid or set aside for payment to the Series m-3 Preferred Stockholders.

Conversion Rights

Shares of Preferred Stock are convertible, at the option of the holder, at any time, into fully-paid nonassessable shares of the Company’s Class A Common Stock or Class B Common Stock at the then-applicable conversion rate. Any shares of Super Voting Preferred Stock shall be convertible to shares of the Company’s Class B Common Stock. Any share of Preferred Stock convertible to shares of Class B Common Stock that has been transferred for any reason other than for tax planning purposes and certain other limited exceptions, as outlined in the Company’s certificate of incorporation, shall become convertible into shares of Class A Common Stock. The conversion rate is subject to anti-dilution protective provisions that will be applied to adjust the number of shares of Class A Common Stock or Class B Common Stock, as applicable, issuable upon conversion of the shares of the respective series of Preferred Stock. At the date of this Offering Circular, the conversion rate for both the Series A Preferred Stock and the Series B Preferred Stock is one share of Class A Common Stock or Class B Common Stock, as applicable, per one share of Preferred Stock. The initial conversion rate for the conversion of the Series m-2 Preferred Stock initially was 1:1.

Additionally, each share of Preferred Stock will automatically convert into Class A Common Stock or Class B Common Stock, as applicable, (i) immediately prior to the closing of a firm commitment underwritten public offering, registered under the Securities Act, (ii) with respect to Preferred Stock other than the Series m-4 Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Preferred Stock other than the Series m-4 Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or (iii) with respect to the Series m-4 Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Series m-4 Preferred Stock then outstanding. The stock will convert in the same manner as a voluntary conversion.

Voting Rights

Each holder of Preferred Stock is entitled to that number of votes equal to the number of votes of shares of Class A Common Stock or Class B Common Stock, as applicable, into which such shares are convertible. This means that holders of Super Voting Preferred Stock shall be entitled to ten votes for each share held. Fractional votes are not permitted and if the conversion results in a fractional share, it will be disregarded. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of common stock.

Preemptive Rights

The Company has granted one investor in its Series m-2 Preferred Stock financing the right to invest up to their pro rata share on a fully-diluted basis in the offerings of securities of the Company. The combined pro-rata rights of such stockholder at the date of this Offering Circular constitute less than 1% of the fully-diluted capitalization of the Company.

Right to Receive Liquidation Distribution

In the event of a Liquidation Event, the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock held by them equal to the greater of: (A) the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock or Series m-2 Preferred Stock, as applicable, and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock or Series m-2 Preferred Stock, as applicable, or (B) the amount such Holder would receive if all shares of the applicable series of Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock and Series m-2 Preferred Stock, voting together as a single class. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in the certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The holders of Series A Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock or Series m-3 Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the greater of: (A) the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock, or (B) the amount such Holder would receive if all shares of Series A Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A Preferred Stock. If upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in the certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

After payment of all liquidation preferences to the holders of Preferred Stock, as outlined above, all remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of the common stock, without any participation in such liquidation by the Preferred Stock.

The certificate of incorporation explicitly requires that before any shares of Preferred Stock are converted into common stock, the relevant holder’s right to liquidation preference be surrendered, in order to prevent treatment of shares as both preferred stock and common stock for the purpose of distributions of assets upon a Liquidation Event.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF CLASS A COMMON STOCK

The following is a discussion of certain material U.S. federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a “non-U.S. holder” (as described below). This summary is limited to “non-U.S. holders” that hold our Class A common stock as a capital asset (generally, property held for investment for U.S. federal income tax purposes). This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances, does not discuss alternative minimum tax and Medicare contribution tax consequences and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion also does not address all of the consequences relevant to non-U.S. holders subject to special tax rules, such as:

•	a non-U.S. holder that is a financial institution, insurance company, regulated investment company or real estate investment trusts, tax-exempt organization, government organization, pension plan, broker, dealer or trader in stocks, securities or currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

•	a non-U.S. holder holding common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	a non-U.S. holder whose functional currency is not the U.S. dollar;

•	a non-U.S. holder who is deemed to sell our Class A common stock under the constructive sale provisions of the U.S. Internal Revenue Code of 1986, as amended (“Code”);

•	a non-U.S. holder that holds or receives Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

•	a non-U.S. holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding capital stock.

A “non-U.S. holder” is a beneficial owner of a share of our Class A common stock that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than a former citizen or resident of the United States subject to U.S. tax as an expatriate,

•	a foreign corporation or any foreign organization taxable as a corporation for U.S. federal income tax purposes, or

•	a foreign estate or trust.

If a non-U.S. holder is an individual, such holder may be deemed to be a resident alien, rather than a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending with the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted.

If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our Class A common stock, the tax treatment of a partner or beneficial owner of the entity may depend upon the status of the owner, the activities of the entity and certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our Class A common stock should consult their tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

This discussion is based on current provisions of the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date hereof may affect the tax consequences described herein (possibly with retroactive effect). Prospective non-U.S. holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our Class A common stock, including the consequences under the laws of any state, local or foreign jurisdiction. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

Distributions

We do not currently expect to pay any cash distributions on our Class A common stock. If we make distributions of cash or property (other than certain pro rata distributions of common stock) with respect to our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distributions generally will be subject to U.S. federal withholding tax at a 30% rate, or such reduced rate as may be specified by an applicable income tax treaty, subject to the discussion of backup withholding and FATCA withholding taxes below. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a non-U.S. holder generally will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate IRS Form W-8), as applicable, certifying its entitlement to benefits under the applicable treaty. To the extent such distributions exceed our current and accumulated earnings and profits, they will constitute a tax-free return of capital, which will first reduce your adjusted tax basis in our Class A common stock, but not below zero, and thereafter will be treated as a gain from the sale or other disposition of our Class A common stock, as described below under “Gain on Disposition of Our Class A Common Stock.”

Dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States) will not be subject to U.S. federal withholding tax if the non-U.S. holder provides a properly executed IRS Form W-8ECI. Instead, the effectively connected dividend income generally will be subject to regular U.S. income tax as if the non-U.S. holder were a United States person as defined under the Code. A non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a rate of 30% on the effectively connected dividend income, or such reduced rate as may be specified by an applicable income tax treaty.

Gain on Disposition of Our Class A Common Stock

Subject to the discussions of backup withholding and FATCA withholding taxes below, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case the gain will be subject to U.S. federal income tax generally in the same manner as effectively connected dividend income as described above;

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the gain (net of certain U.S.-source losses) generally will be subject to U.S. federal income tax at a rate of 30% (or such reduced rate as may be specified by an applicable income tax treaty); or

•	we are or have been a “United States real property holding corporation” (as described below), at any time during the shorter of the 5-year period preceding the disposition or the period that the non-U.S. holder owned our Class A common stock, and the non-U.S. holder has owned, directly or constructively, more than 5% of our Class A common stock at any time during the shorter of the 5-year period preceding the disposition or such non-U.S. holder’s holding period for our Class A common stock; provided, that our Class A common stock is regularly traded on an established securities market during the calendar year in which the sale or disposition occurs.

We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation. However, there can be no assurance in this regard and non-U.S. holders are urged to consult their tax advisors regarding the application of these rules.

Information Reporting Requirements and Backup Withholding

Information returns are required to be filed with the IRS in connection with distributions on our Class A common stock. A similar report generally will be sent to non-U.S. holders receiving such distributions. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in a non-U.S. holder’s country of residence.

Distributions on, or payments of proceeds on the disposition of, Class A common stock which are made to a non-U.S holder may be subject to additional information reporting and backup withholding at the then applicable rate unless the non-U.S. holder establishes an exemption, for example by properly certifying such holder’s non-U.S. status on a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate IRS Form W-8), as applicable. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a holder is a U.S. person.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder generally will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding Taxes

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of our Class A common stock which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.

Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our Class A common stock.

Federal Estate Tax

Individual non-U.S. holders (as specifically defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that the common stock will be treated as U.S. situs property subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

SELLING STOCKHOLDER

The shares of Class A common stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon conversion of the Notes and exercise of the Warrants. For additional information regarding the issuance of the Notes and the Warrants, see “The Notes Offering” above. We are registering the shares of Class A common stock in order to permit the Selling Stockholder to offer the shares for resale from time to time. Except for the ownership of the Notes and the Warrants issued pursuant to the Purchase Agreement, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act, and the rules and regulations thereunder) of the shares of Class A common stock held by the Selling Stockholder. The percentages of shares of Class A common stock beneficially owned by the Selling Stockholder in the table below are based on an aggregate of 27,156,111 shares of our Class A common stock outstanding on October 12, 2022. The second column lists the number of shares of Class A common stock beneficially owned by the Selling Stockholder, based on its ownership of shares of Class A common stock, Notes and Warrants, as of October 12, 2022, assuming conversion of the Notes and exercise of the Warrants held by the Selling Stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of Class A common stock being offered by this prospectus by the Selling Stockholder and does not take in account any limitations on (i) conversion of the Notes set forth therein or (ii) exercise of the Warrants set forth therein.

In accordance with the terms of the Registration Rights Agreement with the Selling Stockholder, this prospectus generally covers the resale of the sum of (i) the maximum number of shares of Class A common stock issued or issuable pursuant to the Notes, and (ii) the maximum number of shares of Class A common stock issued or issuable upon exercise of the Warrants, in each case, determined as if the outstanding Notes and Warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein solely for the purpose of such calculation) at the floor price of $0.484 of the Notes or exercise price of the Warrants (as the case may be) calculated as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.

Because the conversion price and alternate conversion price of the Notes and the exercise price of the Warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

Under the terms of the Notes and the Warrants, the Selling Stockholder may not convert the Notes or exercise the Warrants to the extent (but only to the extent) the Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Class A common stock which would exceed 4.99% of the outstanding shares of the Company (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The Selling Stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Maximum
Number of
Shares of
Class A
Common
Stock to be
Offered
	Number of Shares of Class A		Pursuant to	Number of Shares of Class A
	Common Stock Owned Prior to		this	Common Stock Owned After
Name of Selling Stockholder	Offering(6)		Prospectus (1)	Offering(5)
	Number	Percent		Number	Percent
Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B (2)	1,428,000 (3)	4.99%	13,690,099 (4)	–	0%

(1)	Assumes the sale of all shares being offered pursuant to this prospectus.

(2)	Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(3)	This column lists the number of shares of our Class A common stock beneficially owned by this selling stockholder as of October 12, 2022 after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, as of October 12, 2022, this selling stockholder would beneficially own an aggregate of 13,690,099 shares of our Class A common stock, consisting of (i) up to 12,551,653 shares of Class A common stock underlying the outstanding Note held by this selling stockholder, convertible at the Floor Price of $0.484 per share, all of which shares are being registered for resale under this prospectus, and (ii) up to 1,138,446 shares underlying the Warrant held by this selling stockholder, currently exercisable at an exercise price of $3.25, all of which are being registered for resale under this prospectus.

(4)	For the purposes of the calculations of Class A common stock to be sold pursuant to the prospectus we are assuming (i) an event of default under the Note has not occurred, and that the Note is converted in full at the Floor Price of $0.484 per share without regard to any limitations set forth therein, and (ii) that the Warrant is converted in full at an exercise price of $3.25 without regard to any limitations set forth therein.

(5)	Represents the amount of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that (a) all Class A common stock underlying Note and Warrants registered for sale by the registration statement of which this prospectus is part of will be sold, and (b) no other shares of Class A common stock are acquired or sold by the selling stockholder prior to completion of this offering. However, the selling stockholder is not obligated to sell all or any portion of the shares of our Class A common stock offered pursuant to this prospectus.

(6)	Applicable percentage ownership is based on 27,156,111 shares of our Class A common stock outstanding as of October 12, 2022, and based on 40,843,011 shares of our Class A Common Stock outstanding after the offering.

PLAN OF DISTRIBUTION

We are registering the shares of Class A common stock issuable upon conversion of the Notes and exercise of the Warrants to permit the resale of these shares of Class A common stock by the holders of the Notes and Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of Class A common stock, although we will receive the exercise price of any Warrants not exercised by the Selling Stockholder on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Class A common stock:

The Selling Stockholder may sell all or a portion of the shares of Class A common stock held by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Class A common stock are sold through underwriters or broker-dealers, the Selling Stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the registration statement of which this prospectus forms as part is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares of Class A common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Stockholder may transfer the shares of Class A common stock by other means not described in this prospectus. If the Selling Stockholder effects such transactions by selling shares of Class A common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholder or commissions from purchasers of the shares of Class A common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Class A common stock or otherwise, the Selling Stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Class A common stock in the course of hedging in positions they assume. The Selling Stockholder may also sell shares of Class A common stock short and deliver shares of Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholder may also loan or pledge shares of Class A common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholder may pledge or grant a security interest in some or all of the Notes, Warrants or shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Class A common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Stockholder also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholder and any broker-dealer participating in the distribution of the shares of Class A common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Class A common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Class A common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Class A common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Class A common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Stockholder will sell any or all of the shares of Class A common stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Class A common stock by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A common stock to engage in market-making activities with respect to the shares of Class A common stock. All of the foregoing may affect the marketability of the shares of Class A common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A common stock.

We will pay all expenses of the registration of the shares of Class A common stock pursuant to the Registration Rights Agreement, estimated to be approximately $335,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, the Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholder against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreement or the Selling Stockholder will be entitled to contribution. We may be indemnified by the Selling Stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related Registration Rights Agreement or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of Class A common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Class A common stock offered by this prospectus will be passed upon for us by Perkins Coie LLP.

EXPERTS

The financial statements of Knightscope, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021 incorporated in this Registration Statement on Form S-1 by reference to the Annual Report on Form 10-K for the year ended December 31, 2021, have been so incorporated in reliance on the report of BPM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock being offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including us. You may also access our reports and proxy statements free of charge at our website, www.knightscope.com. The information contained in, or that can be accessed through, our website is not part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022;

•	our Definitive Proxy Statement on Schedule 14A relating to our 2022 Annual Meeting of Stockholders, filed with the SEC on May 2, 2022;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, filed with the SEC on May 16, 2022, August 15, 2022 and November 14, 2022, respectively;

•	our Current Reports on Form 8-K filed with the SEC on February 14, 2022, April 6, 2022, April 12, 2022, June 28, 2022, October 11, 2022 and October 20, 2022; and

•	the description of our Class A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 25, 2022 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description (including Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 31, 2022).

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities offered by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Knightscope, Inc., Attention: Investor Relations, 1070 Terra Bella Avenue, Mountain View, California 94043, telephone (650) 924-1025.

Knightscope, Inc.

13,690,099 Shares of Class A Common Stock

PROSPECTUS

December 9, 2022